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                                                                    Exhibit 4.9

                               AQUAPRO CORPORATION
                          $9.50 STOCK RIGHTS AGREEMENT


         THIS AGREEMENT, dated this ____ day of July 1997, is entered into by AQUAPRO CORPORATION (the "Company") for the benefit of each of the Registered Holders of the Company's $9.50 Stock Purchase Rights (the "Stock Rights") which the Company may from time to time issue pursuant hereto.

                                   WITNESSETH

         WHEREAS, in connection with the issuance of up to _______ Units (the "Units") pursuant to the consolidation of the Company with the four participating partnerships and up to _______ Units issued in exchange for the Investor Notes, all of which as described in Company's Prospectus and Consent Solicitation Agreement dated May 14, 1997 (the "Prospectus"), as described in the Prospectus, each Unit is comprised of certain of the Company's securities including one Stock Right which entitles the Registered Holder thereof to purchase one share of the Company's Series A Preferred Stock for $9.50 on or before _____________; and

         WHEREAS, the Company desires to issue certificates representing the Stock Rights in registered form.

         NOW, THEREFORE, in consideration of the purchase and payment in full for their Units by the Registered Holders in the manner described in the Prospectus in compliance with the terms and conditions described therein, and for the purpose of defining the terms and provisions of the Stock Rights and the Company's rights and obligations thereunder the Company agrees as follows:

SECTION I. - DEFINITIONS

         As used herein, the following terms have the following meanings, unless the context shall otherwise require:

         A. "CORPORATE OFFICE" shall mean the office of the Company at which at any particular time its principal business shall be administered, which office is located on the date hereof at 4307 Central Pike, Hermitage, Tennessee 37076.

         B. "EXERCISE DATE" shall mean the date a certificate representing a Stock Right is surrendered for exercise or is otherwise exercised pursuant to the terms hereof.

         C. "REGISTERED HOLDER" shall mean the person in whose name any certificate representing Stock Rights shall be registered on the books maintained by the Company (or at its sole election, its duly appointed stock registrar or transfer agent) pursuant to Section VI.

         D. "SHARES" shall mean shares of the Company's Series A Preferred Stock or its successor class or series of stock, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company as set forth in the Certificate of Determination of the Series A Preferred Stock.



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         E. "SUBSIDIARY" or "SUBSIDIARIES" shall mean any corporation or corporations, as the case may be, of which stock having ordinary power to elect a majority of the Board of Directors of such corporation (regardless of whether or not at the time stock of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more subsidiaries.

         F. "STOCK RIGHT CERTIFICATE" shall mean a certificate representing Stock Rights.

         G. "STOCK RIGHT EXERCISE PERIOD" shall mean the period commencing on the date of issuance thereof and continuing until the Stock Right Expiration Date defined below.

         H. "STOCK RIGHT EXPIRATION DATE" shall mean 5 p.m. (Central Standard
Time) on October ____, 1997; if such date shall be in the State of Tennessee a holiday or a day on which banks are authorized to close, then 5 p.m. (Central Standard Time) on the next following day which in the State of Tennessee is not a holiday or a day on which banks are authorized to close. Unless exercised during the exercise period, the Stock Rights will thereafter automatically expire.

         I. "PURCHASE PRICE" shall mean $9.50. Each Stock Right is exercisable for one Share upon payment of the Stock Right Purchase Price at any time during the Stock Right Exercise Period.

SECTION II. - STOCK RIGHTS AND ISSUANCE OF STOCK RIGHT CERTIFICATES

         A. Each Stock Right shall initially entitle the Registered Holder thereof to purchase one Share upon the exercise thereof. The Stock Rights are immediately separately transferable upon issuance.

         B. Upon execution of this Agreement, the Company shall establish and maintain all necessary records relating to the registered ownership of Stock Rights outstanding on such date and shall from time to time thereafter, maintain therein the name, address and number of Stock Rights purchased by each person who is to be a Registered Holder of Stock Rights. The aggregate Stock Rights shall not exceed 149,176 Stock Rights to purchase an aggregate of up to 149,176 Shares. The Company will, if so requested by any Registered Holder, deliver Certificates representing the requesting Registered Holder's Stock Rights.

         C. From time to time, up to the Stock Right Expiration Date, the Company shall issue of record to the Registered Holders (and as requested by any Registered Holder, deliver certificates to such Registered Holder) representing up to an aggregate up to 149,176 Shares upon exercise of the Stock Rights pursuant to the terms of this Agreement at the rate of one Share for each Stock Right. Stock Rights will be exercisable only in whole increments and multiples thereof.

         D. From time to time until the Stock Right Expiration Date, the Company shall, upon request from the Registered Holder thereof, promptly transfer of record and as requested, deliver Stock Right Certificates in required whole number denominations only to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement. Except as provided in
Section VII hereof, no such transfer of record shall be made (and no Stock Right Certificates shall be issued) except (i) Stock Rights initially issued hereunder, (ii) Stock Rights issued upon the exercise of any Stock Rights, to evidence the unexercised Stock Rights held by the exercising Registered Holder, and (iii) Stock Rights issued upon any transfer or exchange of Stock Rights or Units of which the Stock Rights are a part.


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         E. The holders of the Stock Rights do not have voting or other rights of Shareholders of the Company and are not entitled to receive Shareholder communications, dividends or other distributions.

SECTION III. - FORM AND EXECUTION OF STOCK RIGHT CERTIFICATES

         The Stock Right Certificates are and shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Stock Rights may be listed, or to conform to usage. The Stock Right Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Stock Right Certificates). Stock Rights shall be numbered serially with the letters "SR-" on Stock Rights of all denominations. Stock Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, or any Vice President and its President, Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal, if it shall have adopted one. Stock Right Certificates shall be manually signed by the Company and shall not be valid for any purpose unless so signed.

SECTION IV. - EXERCISE

         A. Each Stock Right represented by a Stock Right Certificate may be exercised during the Stock Right Exercise Period, upon the terms and subject to the conditions herein and in the applicable Stock Right Certificate. A Stock Right shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date, provided that the Stock Right Certificate representing such Stock Right, with the exercise form thereon duly executed by the Registered Holder thereof or his or her attorney duly authorized in writing (or if a Stock Right Certificate has not been issued to the Registered Holder thereof, by such other means as the Company shall agree) together with payment in cash or by personal check, or certified check made payable to an escrow or segregated account to be designated by the Company, or an amount equal to the applicable Purchase Price, has been received by the Company. Payment must be made in United States funds. The person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of such securities as of the close of business on the Exercise Date. As soon as practicable, on or after the Exercise Date, and in any event within thirty (30) days after such date, if a Stock Right has been exercised, the Company shall promptly cause to be issued to the person or persons entitled to receive the same, the Series A Preferred Stock on the Company's books and records (and, if requested, shall deliver certificates for the required whole number denominations to the persons entitled thereto). No adjustment shall be made in respect of dividends on any shares delivered upon exercise of any Stock Right.

         B. The Company shall not issue any fractional Share interests upon the exercise of any Stock Right. In place of fractional Share interests, the Company shall issue to the Registered Holder, at his or her written election, either (i) a cash payment for such fractional interest equal to a pro rata portion of the Purchase Price, or (ii) one additional whole share or option or warrant interest, as the case may be, upon the payment of the Registered Holder in the manner described above of an additional cash payment equal to the Purchase Price less the cash payment he or she would otherwise receive pursuant to the foregoing alternative (i).


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SECTION V. - RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES, ETC.

         A. The Company covenants that it will at all times reserve and keep available out of its authorized Shares, solely for the purpose of issue upon exercise of the Stock Rights, such number of Shares as shall then be issuable upon the exercise of all outstanding Stock Rights. The Company covenants that all Shares which shall be issuable upon exercise of the Stock Rights shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

         B. If any Shares to be reserved for the purpose of exercise or expiration of the Stock Rights hereunder require registration with or approval of any governmental authority under any federal or state law, before such securities may be validly issued or delivered upon such exercise, then the Company covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be, provided, however, that the Company need not endeavor to seek such registration or approval in a state in which Units to which the Stock Rights relate were not sold by the Company pursuant to the Registration Statement unless an exemption from registration under such state's laws is available or such registration or approval may be obtained with reasonable efforts and expenses, and provided further, that Stock Rights may not be exercised by, or shares of Series A Preferred Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

         C. The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of the Stock Rights, or the issuance or delivery of any Shares upon exercise of the Stock Rights; provided, however, that if Shares are to be delivered in a name other than the name of the Registered Holder of any Stock Right being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

SECTION VI. - EXCHANGE AND REGISTRATION OF TRANSFER

         A. Stock Right registration may be changed (and Certificates may be exchanged for other Stock Right Certificates) if such change does not result in a change in the aggregate number of Stock Rights outstanding. Subject to any restrictions or transfer set forth elsewhere herein, Stock Right ownership may be transferred in whole or in part. Any request to the Company for a change in Stock Right ownership registration shall be accompanied by a transfer power in the form approved by the Company (and the certificates, if any, representing the Stock Rights, duly endorsed and/or countersigned) and delivered to the Company at its Corporate Office, and the Company shall transfer ownership of record (and, if requested, countersign and deliver Stock Right certificates in the required whole number denominations) to the persons entitled thereto.

         B. The Company shall keep at such office books in which, subject to such reasonable regulations as it may prescribe, it shall maintain a list of Registered Holders (and register Stock Right Certificates) and changes thereto. Upon due presentment for registration of transfer of any notice of change of Registered Holder (or Stock Right Certificate) at such office, the Company shall, if requested, issue and deliver to the transferee or transferee a new Stock Right Certificate or Certificates representing an equal aggregate number of Stock Rights.

         C. With respect to all Stock Right Certificates presented for registration or transfer, or for exchange or exercise, the exercise form on the reverse thereof shall be duly endorsed, or be accompanied



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by a written instrument or instruments of transfer and registration, in form satisfactory to the Company, duly executed by the Registered Holder thereof or his or her attorney duly authorized in writing. All Stock Right Certificates so surrendered for exercise or for exchange in case of mutilation shall be promptly canceled by the Company and thereafter retained by the Company for the duration of this Agreement. A service charge may be made of the Registered Holder for any exchange or registration or transfer of Stock Right registration and Certificates. In addition, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         D. Prior to due presentment for registration of transfer thereof, the Company may deem and treat the Registered Holder of any Stock Right as the absolute owner thereof and of each Stock Right represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary.

SECTION VII. - LOSS OR MUTILATION

         Upon receipt by the Company of evidence satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Stock Right Certificate and (in the case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and deliver in lieu thereof a new Stock Right Certificate representing an equal aggregate number of Stock Rights. Applicants for a substitute Stock Right Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION VIII. - ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES DELIVERABLE

         A. After each adjustment of the Purchase Price pursuant to this Section VIII, the number of Shares purchasable upon the exercise of each whole Stock Right shall be the number resulting from the division of the applicable adjusted Purchase Price into the applicable original Purchase Price as defined in Subsection 1.10.

         B. The Purchase Price shall be subject to adjustment as set forth below:

               (1) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Shares in shares of its capital stock (whether Shares or shares of capital stock of any other class); (ii) subdivide its outstanding Shares; (iii) combine its outstanding Shares into a smaller number of shares; or
(iv) issue by reclassification of its Shares any shares of capital stock of the Company, the Purchase Price in effect immediately prior to such action shall be adjusted so that the Registered Holder of any Stock Right thereafter exercised shall be entitled to receive the number of Shares of the Company which he or she would have owned immediately following such action had such Stock Right been exercised immediately prior thereto.

               (2) An adjustment made pursuant to this subsection shall become effective immediately after the Record Date in the case of a dividend and shall become effective immediately after the Effective Date in the case of a subdivision, combination, reclassification or issue. If, as a result of an adjustment made pursuant to this subsection, the Registered Holder of any Stock Right thereafter exercised shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of



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Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Purchase Price between or among shares of such classes of capital stock.

               (3) No adjustment in the Purchase Price shall be required to be made unless such adjustment would require an increase or decrease of at least 5%; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section VIII shall be made to the nearest one-hundredth of a share, as the case may be, but in no event shall the Company be obligated to issue fractional shares upon the exercise of any Stock Right.

               (4) In the event that at any time as a result of an adjustment made pursuant to this Section VIII, the Registered Holder of any Stock Right thereafter exercised shall become entitled to receive any Shares of the Company other than Shares, thereafter the Purchase Price of such other shares so receivable upon exercise of any Stock Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained herein.

         C. In case of any reclassification or change of outstanding Shares issuable upon exercise of the Stock Rights or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a Subsidiary or any merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding Shares or other capital stock issuable upon exercise of the Stock Rights), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety or, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each Stock Right then outstanding shall have the right thereafter to receive on exercise of such Stock Right the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the corporate office of the Company a statement signed by its Chairman of the Board or a Vice President and its President, Treasurer or an Assistant Secretary evidencing such provisions. Such provisions shall include provisions for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section VIII. The above provisions shall similarly apply to the successive reclassification and changes of the Shares and to successive consolidations, mergers, sales or conveyances.

         D. Before taking any action which would cause an adjustment reducing the Purchase Price of the Shares issuable upon exercise of the Stock Rights, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Shares at such adjusted Purchase Price.

         E.(1) Upon any adjustment of the Purchase Price required to be made pursuant to this Section VIII, the Company within 30 days thereafter shall (i) cause to be placed in the Company's records a certificate of a firm of independent Certified Public Accountants (which may be the Company's independent accounting firm) setting forth the Purchase Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) cause to be mailed to each of the Registered Holders of Stock Right Certificates written notice of such adjustment. Where

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appropriate, such notice may be given in advance and included as a part of any other notice required or permitted under the provisions of this Agreement.

                  (2) In case at any time:

                         (i) The Company shall declare any dividend upon the
Shares payable otherwise than in cash or in Shares of the Company; or

                         (ii) The Company shall offer for subscription to all
the holders of its Shares, but not to the public generally, any additional Shares or any class or any other securities convertible into shares of stock or any rights to subscribe thereto; or

                         (iii) There shall be any capital reorganization or
reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a Subsidiary in which merger the Company is the surviving or continuing corporation and which does not result in any reclassification of then outstanding Shares or other capital stock issuable upon exercise of the Stock Rights other than as a result of subdivision or combination); or

                         (iv) There shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Company;

                              then, in any one or more of said cases, the
Company shall cause to be mailed to each of the Registered Holders of Stock Rights, at the earliest practicable time (and, in any event, not less than twenty (20) days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock and other securities and property deliverable upon exercise of the Stock Rights. Such notice shall also specify the date as of which the holders of record of the Shares shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Series A Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise the Stock Rights shall terminate).

         F. Without limiting the obligation of the Company to provide notice to the Registered Holders of corporate actions hereunder, it is agreed that failure of the Company to give notice shall not invalidate such corporate action of the Company.



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SECTION IX. - MODIFICATION OF AGREEMENT

         The Company may amend this Agreement or make any changes or corrections in this Agreement (i) that it may deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that it may deem necessary or desirable and which shall not adversely affect the interests of the Registered Holders of Stock Rights; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders of Stock Rights representing more than 50% of the Stock Rights then outstanding; and provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Stock Right, or any increase in the Purchase Price therefor, or the acceleration of the Stock Right Expiration Date, shall be made without the consent in writing of the Registered Holders of the Stock Right Certificate representing such Stock Right, other than such changes as are specifically prescribed by this Agreement as originally executed.

SECTION X. - MISCELLANEOUS

         A. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed, first-class postage prepaid, or delivered to a telegraph office for transmission: if to the Registered Holder of the Stock Right, at the address of such holder as shown on the registry books maintained by the Company and if to the Company, at 4307 Central Pike, Hermitage, Tennessee 37076,
Attention: Patricia G. Hastings, Secretary, or at such other address as may have been furnished to the Registered Holders in writing by the Company.

         B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         C. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Registered Holders of Stock Rights and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

         IN WITNESS WHEREOF, the Company hereby executes this Agreement on and as of the date first above-written.

                                       "AQUAPRO CORPORATION"


                                       By: /s/ George S. Hastings, Jr.
                                           ------------------------------------
                                           George S. Hastings, Jr.,
                                           President


                                       By: /s/ Patricia G. Hastings
                                           -------------------------------------
                                           Patricia G. Hastings,
                                           Secretary



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